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Minnesota Life Insurance Company

400 Robert Street North
St. Paul, MN 55101-2098
651.665.3500 Tel


                                            MINNESOTA LIFE
                                                      A MINNESOTA MUTUAL COMPANY


April 23, 2004



Minnesota Life Insurance Company
Minnesota Mutual Life Center
400 Robert Street North
St. Paul, Minnesota  55101


Re:    Variable Annuity Account
       Immediate Variable Annuity Contract


Gentlepersons:

In my capacity as counsel for Minnesota Life Insurance Company (the "Company"), I have reviewed certain legal matters relating to the Company's Separate Account entitled Variable Annuity Account (the "Account") in connection with Post-Effective Amendment Number 9 to its Registration Statement on Form N-4. This Registration Statement is to be filed by the Company and the Account with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to certain immediate variable annuity contracts.

Based upon that review, I am of the following opinion:

       1. The Account is a separate account of the Company duly created and validly existing pursuant of the laws of the State of Minnesota; and

       2. The issuance and sale of these variable annuity contracts funded by the Account have been duly authorized by the Company and such contracts, when issued in accordance with and as described in the current Prospectus contained in the Registration Statement, and upon compliance with applicable local and federal laws, will be legal and binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Donald F. Gruber

Donald F. Gruber
Assistant General Counsel